Exhibit 99.1

Press Release
www.shire.com

Results of the 2015 Annual General Meeting

April 28, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that at its Annual General Meeting held at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland at 2.45pm today, all resolutions contained in the Notice of Meeting were decided by poll vote.  The results of the poll are as follows:

Resolutions	For (including discretionary votes)%		Against	%	Votes cast as a % of relevant shares in issue	Withheld
Ordinary Resolutions
1. To receive the Company’s Annual Report and Accounts for the year ended December 31, 2014.	438,413,528	99.13	3,865,083	0.87	74.76	1,417,850
2. To approve the Directors’ Remuneration Report.	429,855,512	97.20	12,372,754	2.80	74.75	1,468,195
3. To approve the Directors’ Remuneration Policy.	414,168,513	93.99	26,500,604	6.01	74.49	3,027,344
4. To elect Dominic Blakemore as a Director.	425,224,988	96.22	16,683,913	3.78	74.70	1,787,560
5. To re-elect William Burns as a Director.	440,687,897	99.64	1,573,615	0.36	74.75	1,434,949
6. To re-elect Dr. Steven Gillis as a Director.	438,960,079	99.25	3,300,979	0.75	74.75	1,435,403
7. To re-elect Dr. David Ginsburg as a Director.	442,090,768	99.96	170,504	0.04	74.75	1,435,189
8. To re-elect David Kappler as a Director.	433,823,989	98.25	7,732,861	1.75	74.64	2,139,611
9. To re-elect Susan Kilsby as a Director.	427,582,010	96.68	14,681,728	3.32	74.76	1,432,723
10. To re-elect Anne Minto as a Director.	429,569,604	97.15	12,580,758	2.85	74.74	1,546,099
11. To re-elect Dr. Flemming Ornskov as a Director.	442,091,049	99.96	174,121	0.04	74.76	1,431,291
12 .To re-appoint Deloitte LLP as the Company’s Auditor.	409,645,636	92.82	31,682,655	7.18	74.60	2,368,170
13. To authorize the Audit, Compliance & Risk Committee to determine the remuneration of the Auditor.	417,660,298	94.45	24,549,709	5.55	74.75	1,486,454
14. To approve the Shire Long Term Incentive Plan 2015.	395,422,460	90.35	42,216,836	9.65	73.97	6,057,165

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

15. To approve the Shire Global Employee Stock Purchase Plan.	437,887,308	99.22	3,427,952	0.78	74.59	2,381,201
16. To authorize the allotment of shares.	415,267,543	94.42	24,518,586	5.58	74.34	3,910,332
Special Resolutions
17. To authorize the disapplication of pre-emption rights.	424,987,901	96.89	13,648,641	3.11	74.14	5,059,919
18. To authorize purchases of own shares.	441,910,866	99.93	303,040	0.07	74.75	1,482,555
19. To approve the notice period for general meetings.	391,913,232	88.61	50,365,471	11.39	74.76	1,417,758

As at the record date, April 26, 2015, there were 591,616,476 ordinary shares in issue (excluding shares held in treasury).  Shareholders are entitled to one vote per share. A vote “withheld” is not a vote in law and is not counted in the calculation of the proportion of votes validly cast.

In accordance with Listing Rule 9.6.2R copies of the relevant resolutions passed at the meeting have been submitted to the National Storage Mechanism and will be available for viewing shortly at: www.morningstar.co.uk/uk/nsm.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations

Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

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